Exhibit A:

Mr. Le also directly owns an employee stock option to purchase 40,000 shares of
Class A common stock with (i) an exercise price of $189.16 per share and (ii) an expiration date of March 8, 2027. Of the 40,000 shares subject to this option,
10,000 shares vested on March 8, 2018, 10,000 shares vested on March 8, 2019,
10,000 shares vested on March 8, 2020, and 10,000 shares are scheduled to vest on March 8, 2021.

Mr. Le also directly owns an employee stock option to purchase 40,000 shares of
Class A common stock with (i) an exercise price of $131.53 per share and (ii) an expiration date of February 8, 2028. Of the 40,000 shares subject to this option, 20,000 shares are scheduled to vest on February 8, 2021 and 20,000 shares are scheduled to vest on February 8, 2022.

Mr. Le also directly owns an employee stock option to purchase 75,000 shares of
Class A common stock with (i) an exercise price of $151.60 per share and (ii) an expiration date of November 22, 2029. Of the 75,000 shares subject to this option, 25,000 shares are scheduled to vest on November 22, 2021, 25,000 shares are scheduled to vest on November 22, 2022, and 25,000 shares are scheduled to vest on November 22, 2023.